Exhibit 99.1
YUM! BRANDS CEO DAVID GIBBS APPOINTED TO
UNDER ARMOUR BOARD OF DIRECTORS

BALTIMORE, Aug. 16, 2021 – Under Armour, Inc. (NYSE: UA, UAA) today announced that David Gibbs had been appointed to its Board of Directors effective Sept. 1, 2021. As Chief Executive Officer (CEO) of Yum! Brands, Inc. (NYSE: YUM), Gibbs, 58, leads the company’s overarching strategies, structure, people development, and culture to drive global growth and sales and profitability for more than 51,000 KFC, Pizza Hut, Taco Bell and The Habit Burger Grill restaurants in over 150 countries and territories, with approximately 2,000 franchisees and 1.5 million franchise system employees globally.

“We are thrilled to welcome David to our board. His outstanding track record in global brand management, including significant retail and international expertise, and driving shareholder returns will serve as a tremendous resource as we continue to execute on our growth objectives,” said Under Armour Executive Chairman and Brand Chief Kevin Plank. “Along with these highly relevant skills, he also brings a strong consumer-centric focus and a team-first approach that is lock-step with Under Armour’s culture. We look forward to benefitting from David’s seasoned perspective and his contributions as we further amplify our offense.”

“As a brand fan, it’s been inspiring to watch Under Armour’s journey to becoming one of the world’s most iconic athletic performance companies over the past 25 years,” said Gibbs. “Following the effective execution of its multi-year transformation, I am honored to join Kevin, Patrik, and the Under Armour board, working alongside this exceptional team to help guide the company successfully into its next chapter of growth.”

Mr. Gibbs has been CEO of Yum! Brands since January 2020 and has served as a member of its board of directors since November 2019. During his 32-year career with Yum! Brands, Gibbs has held a variety of leadership positions in its KFC, Pizza Hut and Taco Bell divisions, including global strategy, finance, general management, operations and real estate. Before his CEO appointment, Gibbs was Yum! Brands’ president and chief operating officer with global operating leadership of the KFC, Pizza Hut and Taco Bell divisions. Before that, he was president and chief financial officer, serving as the chief architect of the company’s financial, refranchising, and restaurant development strategy during a period when Yum! Brands transformed into a capital-light, pure-play franchisor. Gibbs holds a master’s degree in business administration from the Fuqua School of Business at Duke University and a Bachelor of Science degree in mathematical science from Johns Hopkins University.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear and accessories. Designed to empower human performance, Under Armour’s innovative products and experiences are engineered to make athletes better. For further information, please visit http://about.underarmour.com.

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Under Armour Contacts:
Lance Allega	Blake Simpson
SVP, Investor Relations & Corporate Development	SVP, Global Communications, Community Impact & Events
(410) 246-6810	(443) 630-9959